Exhibit 5

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSUMPTION AND ASSIGNMENT AGREEMENT (this “Agreement”), dated as of this 31st day of December, 2013, is by and between Ventrillion Management Company Ltd, a company incorporated under the laws of the Republic of Seychelles (the “Assignor”), Chateau Asset Management SPC, for and on behalf of the ASEAN Mining Development Segregated Portfolio, a segregated portfolio company organized under the laws of the Cayman Islands (the “First Assignee”) and Vega Limited, a company organized under the laws of the Cayman Islands (the “Second Assignee” and, together with the First Assignee, the “Assignees”).

RECITALS

A. The Assignor has transferred 56,000,000 common shares of Clean Coal Technologies, Inc. (“CCTI”), representing 6.17% of the outstanding issued share capital of CCTI as of the date hereof (the “CAM Settlement Shares”), to the First Assignee;

B. The Assignor has transferred 44,000,000 common shares of CCTI, representing 4.85% of the outstanding issued share capital of CCTI as of the date hereof, to the Second Assignee (the “Vega Settlement Shares” and, together with the CAM Settlement Shares, the “Settlement Shares”);

C. The Assignor wishes to transfer a corresponding portion of its rights and obligations under that certain Registration Rights Agreement dated December 5, 2012 by and between the Assignor and CCTI (the “Registration Rights Agreement”) to the Assignees and each of the Assignees has agreed to accept and assume such rights and obligations under the Registration Rights Agreement.

D. The Assignor and Assignees have entered into this Agreement as evidence of such transfer to and assumption by the Assignees.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignees hereby agree as follows:

1. Transfer. The Assignor does hereby transfer and assign to the Assignees its rights and obligations under the Registration Rights Agreement in relation to the Settlement Shares on the terms set forth in this Agreement.

2. Assumption. The First Assignee hereby accepts and assumes all of the Assignor’s rights and obligations under the Registration Rights Agreement in relation to the CAM Settlement Shares, and the Second Assignee hereby accepts and assumes all of the Assignor’s rights and obligations under the Registration Rights Agreement in relation to the Vega Settlement Shares, in each case on the terms set forth in this Agreement.

3. Binding Effect. This Agreement and all of the provisions hereof shall be binding upon each of the Assignees and their respective successors and permitted assigns and shall inure to the benefit of the Assignor and its successors and permitted assigns.

4. No Third Party Beneficiary. This Agreement is solely for the benefit of the parties and their successors and permitted assigns and will not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, claim of action or other right in addition to those which may exist without regard to this Agreement.

5. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. The parties agree that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Jakarta, Indonesia, before the Indonesia National Board of Arbitration (“BANI”) in accordance with the rules of BANI which are for the time being in force, which rules are deemed to be incorporated by reference in this clause. The language of the arbitration shall be English. Each party irrevocably waives any right that it may have to object to an action being brought in such venue, to claim that the action has been brought in an inconvenient forum, or to claim that such venue does not have jurisdiction.

6. Counterparts. This Agreement may be executed in one or more counterparts (including facsimile or other electronically transmitted counterparts), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

VENTRILLION MANAGEMENT COMPANY LTD.

By:	/s/ Lee Bok Leong
	Name:	Lee Bok Leong
	Title:	Director

CHATEAU ASSET MANAGEMENT SPC, for and on behalf of the ASEAN Mining Development Segregated Portfolio

By:	/s/ Elita Natalia Sekar
	Name:	Elita Natalia Sekar
	Title:	Director

VEGA LIMITED

By:	/s/ David King Boren
	Name:	David King Boren
	Title:	Director

[Signature page to Assignment and Assumption Agreement – Registration Rights Agreement]